Exhibit 99.1

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura LeClair Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

AXIS CAPITAL REPORTS NET INCOME OF $147.0 MILLION
FOR THIRD QUARTER 2003

Pembroke, Bermuda, November 5, 2003 – AXIS Capital Holdings Limited (“AXIS Capital”)   (NYSE:  AXS) today reported net income for the quarter of $147.0 million, or $0.90 per diluted share, compared to $92.1 million, or $0.68 per diluted share, for the third quarter ended September 30, 2002, an increase of $54.9 million, or $0.22 per diluted share. Net income for the nine months ended September 30, 2003 rose 142% to $371.9 million, or $2.46 per diluted share, from $153.8 million, or $1.13 per diluted share, for the corresponding period in 2002.

Net income excluding net realized gains and losses on investments, net of tax for the third quarter of 2003 was $152.6 million, or $0.93 per diluted share, compared with $85.3 million, or $0.63 per diluted share, for the quarter ended September 30, 2002. Net income excluding net realized gains and losses on investments, net of tax for the nine months ended September 30, 2003 was $351.0 million, or $2.32 per diluted share, compared with $137.6 million, or $1.01 per diluted share, for the nine months ended September 30, 2002. Net income excluding net realized gains and losses on investments, net of tax is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

Shareholders’ equity has grown to approximately $2.7 billion at September 30, 2003. Diluted book value per share was $16.72, an increase of $2.76, or 20%, from December 31, 2002. Shareholders’ equity includes the net proceeds received from the Company’s initial public offering completed in July.  Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

John Charman, President and CEO, commented, “We are delighted to show continuing significant high quality premium growth in all four of our underwriting segments despite the third quarter being a traditionally slow production period for many of our business lines. As the irreversible flight of quality to quality continues unabated, AXIS is appropriately recognized across all our business lines as security that is safe, capable, consistent and highly service-oriented. Hence, our global AXIS Capital franchise has been able to produce for our shareholders strong, real net income for the quarter.”

Mr. Charman added, “We will commence expensing stock options under the transitional provisions of FAS 148 in the fourth quarter of 2003. This is consistent with our actions that have put us at the forefront of direct, effective corporate governance and transparent financial reporting since our inception.”

Gross premiums written for the third quarter of 2003 were $633.9 million compared to $252.3 million for the third quarter 2002.  Of these premiums written: $249.3 million were derived from global insurance compared to $179.1 million in the corresponding quarter of 2002; $114.6 million from global reinsurance compared to $73.2 million in the corresponding quarter of 2002; $188.0 million from U.S. insurance; and $82.0 million from U.S. reinsurance.  The latter two segments began underwriting at the start of 2003; therefore, there are no comparatives for the periods in 2002. For the quarter ended September 30, 2003 compared to the quarter ended September 30, 2002, net premiums written rose to $534.4 million from $200.0 million and net premiums earned increased to $397.5 million from $167.7 million.

For the quarter ended September 30, 2003, net investment income was $19.3 million and realized losses were $5.7 million, compared with $21.5 million in net investment income and $6.9 million in realized gains, for the quarter ended September 30, 2002.

For the third quarter of 2003, the Company generated a combined ratio of 69.2%, a loss ratio of 46.3% and an expense ratio of 22.9% compared to 63.3%, 38.1% and 25.2%, respectively, for the third quarter of 2002.

Gross premiums written for the first nine months of 2003 were $1,794.0 million compared to $778.7 million for the first nine months of 2002.  Of these premiums written: $700.6 million were derived from global insurance compared to $483.9 million in the corresponding period of 2002; $446.2 million from global reinsurance compared to $294.8 million in the corresponding period of 2002; $451.1 million from U.S. insurance; and $196.1 million from U.S. reinsurance.  For the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002, net premiums written increased to $1,524.3 million from $694.6 million and net premiums earned rose to $1,035.5 million from $317.8 million.

For the nine months ended September 30, 2003, net investment income was $46.6 million and realized gains were $21.2 million, compared with $55.3 million in net investment income and $16.3 million in realized gains, for the nine months ended September 30, 2002.

For the first nine months of 2003, the Company generated a combined ratio of 74.3%, a loss ratio of 50.8% and an expense ratio of 23.5% compared to 74.9%, 46.8% and 28.1%, respectively, for the first nine months in 2002.

AXIS Capital will host a conference call on Thursday, November 6, 2003 at 8:30 AM (Eastern) to discuss the third quarter financial results. This presentation will be available through an audio webcast accessible through the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to the Company’s financial results for the third quarter is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity of approximately $2.7 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3), failure of any of the loss limitation methods we employ, (4) effects of emerging claims and coverage issues, (5) a decline in our ratings with Standard & Poor’s and A.M. Best, (6) loss of business provided to us by our major brokers, (7) general economic conditions, (8) increased competition on the basis of pricing, capacity, coverage terms or other factors, and (9) changes in governmental regulations.     The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Cash and cash equivalents	$790,604	$729,296
Investments at fair market value (Amortized cost 2003:$3,234,190; 2002:$1,677,506)	3,277,783	1,702,990
Accrued interest receivable	21,612	16,502
Insurance and reinsurance premium balances receivable	690,907	375,508
Deferred acquisition costs	152,842	77,166
Prepaid reinsurance premiums	162,486	49,673
Reinsurance recoverable	100,152	1,703
Intangible assets	27,204	14,079
Other assets	29,930	19,204
Total Assets	$5,253,520	$2,986,121

Liabilities
Reserve for losses and loss expenses	$785,041	$215,934
Unearned premiums	1,153,296	555,962
Insurance and reinsurance balances payable	174,832	142,696
Accounts payable and accrued expenses	60,043	24,119
Net payable for investments purchased	399,506	86,377
Total Liabilities	2,572,718	1,025,088

Shareholders’ Equity
Share capital (Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2003;154,357,909: 2002; 138,168,520)	1,929	1,727
Additional paid-in capital	2,015,236	1,686,599
Deferred compensation	(15,605)	(20,576)
Accumulated other comprehensive income	39,589	25,484
Retained earnings	639,653	267,799
Total Shareholders’ Equity	2,680,802	1,961,033

Total Liabilities & Shareholders’ Equity	$5,253,520	$2,986,121

Book value per common share	$17.37	$14.19

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters and nine months ended September 30, 2003 and 2002

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues
Gross premiums written	$633,942	$252,260	$1,793,979	$778,660
Premiums ceded	(99,567)	(52,289)	(269,636)	(84,100)
Change in unearned premiums	(136,909)	(32,268)	(488,858)	(376,784)
Net premiums earned	397,466	167,703	1,035,485	317,776

Net investment income	19,342	21,476	46,598	55,313
Net realized gains	(5,713)	6,868	21,190	16,332
Other insurance related income	8,548	—	19,756	—
Total revenues	419,643	196,047	1,123,029	389,421

Expenses
Net losses and loss expenses	184,180	63,841	526,135	148,628
Acquisition costs	65,770	31,025	174,750	59,925
General and administrative expenses	25,174	11,274	68,471	29,327
Foreign exchange gains	(4,574)	(2,487)	(19,316)	(2,596)
Total expenses	270,550	103,653	750,040	235,284

Income before income taxes	149,093	92,394	372,989	154,137
Income tax expense	2,111	271	1,135	289
Net Income	$146,982	$92,123	$371,854	$153,848

Weighted average common shares and common share equivalents - basic	151,453,213	135,281,608	141,499,081	135,252,904

Weighted average common shares and common share equivalents - diluted	163,232,232	136,246,838	151,322,233	136,082,749

Net income per share - basic	$0.97	$0.68	$2.63	$1.14

Net income per share - diluted	$0.90	$0.68	$2.46	$1.13

Insurance Ratios
Loss ratio	46.3%	38.1%	50.8%	46.8%
Expense ratio	22.9%	25.2%	23.5%	28.1%
Combined ratio	69.2%	63.3%	74.3%	74.9%

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax to make performance comparisons with the Company’s industry peers. The Company has included the second measure because it takes into account the effect of dilutive securities and, therefore, the Company believes that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarters and nine months ended September 30, 2003 and 2002

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Net income	146,982	92,123	371,854	153,848

Adjustment for net realized gains on investments	5,713	(6,868)	(21,190)	(16,332)
Adjustment for associated tax impact of net realized gains on investments	(53)	66	350	66

Net income excluding realized gains on investments, net of tax	$152,642	$85,321	$351,014	$137,582

Net income per share - diluted	$0.90	$0.68	$2.46	$1.13

Adjustment for net realized gains on investments	0.03	(0.05)	(0.14)	(0.12)
Adjustment for associated tax impact of net realized gains on investments	(0.00)	0.00	0.00	0.00

Net income excluding realized gains on investments, net of tax per diluted share	$0.93	$0.63	2.32	$1.01

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at September 30, 2003 and December 31, 2002

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	September 30, 2003	December 31, 2002

Shareholders’ equity	2,680,802	1,961,033
Shares outstanding	154,357,909	138,168,520
Book value per share	$17.37	$14.19

Diluted book value on an “as if converted basis”

Shareholders’ equity add in:	2,680,802	1,961,033
proceeds on exercise of options	60,476	58,323
proceeds on exercise of warrants	244,811	243,166
Adjusted shareholders’ equity	2,986,089	2,262,522

As if converted diluted shares outstanding
Shares outstanding add in:	154,357,909	138,168,520
exercise of options	4,611,512	4,475,512
exercise of warrants	19,584,904	19,453,304
Diluted shares outstanding	178,554,325	162,097,336
Diluted book value per share	$16.72	$13.96